Exhibit 3.1

PLAN OF CONVERSION

This Plan of Conversion (the “Plan”) of Puda Coal, Inc., a Florida corporation (the “Company”), has been adopted and approved by the Board of Directors of the Company and by a majority of the stockholders entitled to vote of the Company for the purpose of converting the Company from a Florida corporation to a Delaware corporation (the “Conversion”) in accordance with Section 607.1112 of the Florida Statutes (the “FS”) and Section 265 of the Delaware General Corporation Law (the “DGCL”), which resulting corporation shall be named Puda Coal, Inc. (the “Converted Company”).

ARTICLE 1

The Conversion

1.1           The Conversion.  In accordance with the provisions of this Plan and the applicable provisions of the FS and DGCL, the Company will be converted to the Converted Company as of the Effective Time (as hereinafter defined).  As of the Effective Time, the Conversion shall have the effect specified by Florida and Delaware law.  Without limiting the generality of the foregoing, the status of the Company as a Florida corporation shall automatically terminate and the resulting Delaware corporation shall be considered the same business as the Company, although as to rights, powers, and duties the resulting business shall be a Delaware corporation.  Any reference to the Company as a Florida corporation in any contract or document shall be considered a reference to the Converted Company.

1.2           Organization Documents.  The full text of the Certificate of Incorporation of the Converted Company (the “Charter”) and the By-Laws of the Converted Company, in each case as will be in effect immediately after the Effective Time, are attached hereto as Exhibits A-1 and A2, respectively.

1.3           Effective Time.  The Conversion shall be effected by the filing of (i) a Certificate of Conversion in the form attached hereto as Exhibit B (the “DE Certificate of Conversion”) with the Secretary of State of the State of Delaware, (ii) the Charter with the Secretary of State of the State of Delaware and (iii) a Certificate of Conversion in the form attached hereto as Exhibit C (the “FL Certificate of Conversion”) with the Secretary of State of the State of Florida, together with any other documents required to be filed to consummate the Conversion.  The term “Effective Time” shall mean the date and time of the filing of such DE Certificate of Conversion, Charter and FL Certificate of Conversion, or at such time thereafter as is specified in the DE Certificate of Conversion and FL Certificate of Conversion, if any.

ARTICLE 2

Conversion and Exchange of Shares

2.1.           Conversion of Shares.  At the Effective Time, and without any action on the part of the Company or any holders of any of the securities of the Company (i) each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “FL Common Stock”) shall be converted into and exchanged for 0.142857 share of common stock, par value $0.001 per share, of the Converted Company (the “Converted Common Stock”) and (ii) each share of FL Common Stock that is authorized but unissued or held directly or indirectly by the Company shall be converted into and exchanged for one share of Converted Common Stock.

2.2           Exchange of Shares.  All of the shares of FL Common Stock that are converted into Converted Common Stock as provided in this Article 2 shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a stock certificate that, immediately prior to the Effective Time, represented shares of the FL Common Stock (a “FL Certificate”) shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such FL Certificate, shares of the Converted Common Stock in accordance with Section 2.1 hereof.

ARTICLE 3

Further Assurances

If, at any time on and after the Effective Time, the Converted Company or its successors and assigns shall consider or be advised that any further assignments or assurances in law or any organizational or other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Converted Company title to and possession of any property or right of the Company acquired or to be acquired by reason of, or as a result of, the Conversion, or (b) otherwise to carry out the purposes of this Plan, the Company and each of its officers and owners shall be deemed to have granted to the Company an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Company and otherwise to carry out the purposes of this Plan; and the director(s) and officer(s) of the Company are fully authorized in the name of the Company or otherwise to take any and all such action.

ARTICLE 4

Miscellaneous

Notwithstanding authorization or consent to this Plan and the Conversion authorized hereby by the stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders of the Company to the extent permitted by the FS and the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, Puda Coal, Inc. has caused this Plan of Conversion to be signed by an authorized officer as of July 1, 2009.

PUDA COAL, INC.

By:	/s/ Qiong Wu
Name: Qiong Wu
Title: Chief Financial Officer

[Signature Page to Plan of Conversion]

Exhibit A-1

Charter

(See Exhibit 3.4 to this Current Report on Form 8-K)

Exhibit A-2

By-Laws

(See Exhibit 3.5 to this Current Report on Form 8-K)

Exhibit B

DE Certificate of Conversion

(See Exhibit 3.2 to this Current Report on Form 8-K)

Exhibit C

FL Certificate of Conversion

(See Exhibit 3.3 to this Current Report on Form 8-K)